Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131624), the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 29, 2007 (File No. 333-146985) and the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 13, 2011 (File No. 333-176817) of our report dated March 27, 2012 relating to the consolidated balance sheets of Saratoga Resources, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended.

MALONEBAILEY, LLP

www.malone-bailey.com

HOUSTON, TEXAS

March 26, 2012